The Investment Company of America
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9200
Fax (213) 486 9455

For period ending 12/31/05
File number 811 - 116

77(C).	Matters submitted to a vote of security holders.
	a)	Meeting of shareholders - August 11, 2005
		(1)	Directors elected:

Louise H. Bryson, Mary Anne Dolan, Martin Fenton, Leonard R. Fuller, Claudio X. Gonzalez Laporte, James B. Lovelace, John G. McDonald, Bailey Morris-Eck, Richard G. Newman, Donald D. O’Neal, Olin C. Robison, R. Michael Shanahan, William J. Spencer.